AS APPROVED BY THE BOARD
OF DIRECTORS ON MAY 1, 2007

AMENDED AND RESTATED BY-LAWS
of
ENTERPRISE BANCORP, INC.

ARTICLE I
ORGANIZATION

The name of this Corporation is “Enterprise Bancorp, Inc.”. The main office of the Corporation shall be located in Lowell, Massachusetts and may be changed from time to time by the Directors of the Corporation. Other Offices hereafter established shall be located and operated in accordance with law. The Corporation shall have and may exercise all powers and authority, express and implied, available to it under applicable law.

ARTICLE II
STOCKHOLDERS

SECTION l.   Annual Meeting.   The annual meeting of shareholders shall be held on the first Tuesday in May at 4:00 p.m. at the main office of the Corporation in Massachusetts, unless a different hour, date or place within Massachusetts (or elsewhere in the United States) is fixed by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. If no annual meeting has been held on the date fixed as above provided, a special meeting in lieu thereof may be held, and such special meeting shall be treated for all purposes as an annual meeting.

SECTION 2.   Stockholder Notice of Matters to be considered at Annual Meeting.   If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice, given pursuant to the requirements of Section 8 of Article VI of the Articles of Organization, does not satisfy the informational requirements of said Section 8 of Article VI in any material respect, the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is mailed to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of Section 8 of Article VI in any material respect, then the Board of Directors may reject such stockholder’s proposal. The Secretary of the Corporation shall notify a stockholder in writing whether his proposal has been made in accordance with the time and informational requirements of Section 8 of Article VI. Notwithstanding the procedure set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any stockholder proposal, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of Section 8 of Article VI of the Articles of Organization. If the presiding officer of the annual meeting determines that a stockholder proposal was made in accordance with the terms of Section 8 of Article VI of the Articles of Organization, he shall so declare at the annual meeting and ballots shall be made available for use at the meeting with respect to any such proposal. If the presiding officer of the annual meeting determines that a stockholder proposal was not made in accordance with the terms of Section 8 of Article VI of the Articles of Organization, he shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting. If there is an Interested Stockholder, any determinations to be made by the Board of Directors or a designated committee thereof pursuant to the provisions of this paragraph shall also require the concurrence of a majority of the Continuing Directors then in office.

This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, Directors and committees of the Board of Directors, but in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

As used in these By-Laws, the terms “Interested Stockholder”, “Affiliate” and “Continuing Director” shall have the same respective meanings assigned to them in the Articles of Organization, as amended from time to time. Any determination of beneficial ownership of securities under these By-Laws shall be made in the manner specified in the Articles of Organization, as amended from time to time.

SECTION 3.   Special Meetings.   Special meetings of the shareholders for any purpose or purposes shall be called as provided for in the Articles of Organization.

SECTION 4.   Notice of Meetings; Adjournments.   A written notice of all annual and special meetings of shareholders stating the hour, date, place and purposes of such meetings shall be given at least eleven days before the meeting to each stockholder entitled to vote or to each stockholder who, under the Articles of Organization or under these By-Laws, is entitled to such notice by mailing it addressed to such stockholder at the address of such stockholder as it appears on the stock transfer books of the Corporation. Such notice shall be given by the Secretary or an Assistant Secretary, by any other officer or by a person designated either by the Secretary, an Assistant Secretary, by the person or persons calling the meeting, or by the Board of Directors. Such notice shall be deemed to be delivered when deposited in the mail so addressed, with postage prepaid. When any shareholders meeting, either annual or special, is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the hour, date or place of any meeting adjourned for less than thirty days or of the business to be transacted thereat, other than an announcement at the meeting at which such adjournment is taken of the hour, date and place to which the meeting is adjourned. A written waiver of notice, executed before or after a meeting by a stockholder or by an authorized attorney of a stockholder and filed with the records of the meeting, shall be deemed equivalent to notice of the meeting. The Chairman of the Board or, in his absence, the Chief Executive Officer or, in his absence, the Vice Chairman or, in his absence, the President or, in his absence, such other officer or Director of the Corporation as may be appointed temporary chair by the majority of the Directors then in attendance, shall preside at all stockholder meetings and shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Section 5 of this Article II.

SECTION 5.   Quorum.   The holders of a majority in interest of all stock issued, outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders; but if less than a quorum is present at a meeting, a majority in interest of the shareholders present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article II. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. The shareholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

SECTION 6.   Voting and Proxies.   Stockholders, unless otherwise provided by law, shall have such voting rights as are provided in the Articles of Organization. Stockholders may vote either in person or by written proxy dated not more than eleven (11) months before the meeting named therein. Proxies shall be filed with the secretary of the meeting, or of any adjournment thereof, before being voted. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise, and the burden of proving invalidity shall rest on the challenger.

SECTION 7.   Action at Meeting.   When a quorum is present, any matter properly before the meeting shall be decided by a vote of the holders of a majority of the shares of stock present and voting on such matter, except where a larger vote is required by law, by the Articles of Organization or by these By-Laws. Any election by shareholders shall be determined by a plurality of the votes cast, except where a larger vote is required by law, by the Articles of Organization or by these By-Laws. No ballot shall be required for elections provided, however, that any stockholder personally present at a meeting may request a ballot to register the vote of such stockholder.

SECTION 8.   No Stockholder Action by Written Consent.   Subject to the rights of the holders of any series of preferred stock as set forth in the Articles of Organization to elect additional directors under specific circumstances or to consent to specific actions taken by the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE III
DIRECTORS

SECTION 1.   Powers.   The business and affairs of the Corporation shall be managed by a Board of Directors who may exercise all the powers and authority of the Corporation except as otherwise provided by law, by the Articles of Organization or by these By-Laws.

SECTION 2.   Composition and Term.   The Board of Directors shall be composed of: (a) those persons designated in the Articles of Organization of the Corporation, such persons to serve as Directors until the respective expiration dates of their terms as set forth therein and until their successors are elected and qualified; and (b) such other persons who may be elected as Directors from time to time as provided herein. Subject to the rights of the holders of any series of preferred stock as set forth in the Articles of Organization to elect Directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board of Directors (provided that if at any time of such action there is an Interested Stockholder, a majority vote of the Continuing Directors then in office shall also be required), but shall consist of not fewer than three individuals. The Board of Directors shall be divided into three classes, such classes to be as nearly equal in number as practicable. One of such classes of Directors shall be elected annually by the shareholders. Except as otherwise provided in accordance with these By-Laws, the members of each class shall be elected for a term of three years and until their successors are elected and qualified. The staggered terms of office of the three classes of Directors will result in only approximately one-third of the Directors being elected each year.

SECTION 3.   Director Nominations.   Nominations of candidates for election as Directors at any annual meeting of shareholders may be made by, or at the direction of, a majority of the Board of Directors (unless there is an Interested Stockholder, in which case the affirmative vote of a majority of the Continuing Directors shall also be required) or by any stockholder entitled to vote at such annual meeting. Only persons nominated in accordance with the procedures set forth in this Section 3 shall be eligible for election as Directors at an annual meeting.

Nominations, other than those made by, or at the direction of, the Board of Directors (or by the Continuing Directors, if required), shall be made pursuant to timely notice in writing to the Secretary of the Corporation as set forth in this Section 3. To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than sixty days nor more than one hundred and fifty days prior to the date of the scheduled annual meeting, regardless of postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy days notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a Director and as to the stockholder giving the notice (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Corporation’s capital stock which are beneficially owned by such person on the date of such stockholder notice, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies with respect to nominees for election as Directors, pursuant to regulations promulgated by the Securities and Exchange Commission (“SEC”), or any successor agency thereto, under the Securities Exchange Act of 1934, as amended, including, but not limited to, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees and (ii) the class and number of shares of the Corporation’s capital stock which are beneficially owned by such stockholder on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice. At the request of the Board of Directors, any person nominated by, or at the direction of, the Board of Directors for election as a Director at an annual meeting shall furnish to the Secretary of the Corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee. Notwithstanding the foregoing, the Board of Directors shall have the right to conduct a due diligence investigation relating to the qualifications of any nominee proposed for election to the Board of Directors by any stockholder, the relationship of that nominee to the stockholder and any relationship such person may have with any entity other than the Corporation (i) in which such person holds an equity interest of 2% or more; (ii) from whom such person has any indemnification or other agreement with respect to the actions such person will take as a Director of the Corporation; (iii) at whose instance such person has agreed to be a nominee for election as a Director of the Corporation (a “Related Entity”), and to require an undertaking by such person that if elected as a Director of the Corporation, such person will abstain from voting on any matter in which any entity described in subsections has a direct, material, pecuniary interest.

No person shall be elected as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3. Ballots bearing the names of all the persons who have been nominated for election as Directors at an annual meeting in accordance with the procedures set forth in this Section 3 shall be made available for use at the annual meeting.

The Board of Directors may reject any nomination by a stockholder not timely made in accordance with the requirements of this Section 3. If the Board of Directors, or a designated committee thereof, determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of this Section 3 in any material respect, the Secretary of the Corporation shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary within such period of time, not to exceed five days from the date such deficiency notice is given to the stockholder, as the Board of Directors or such committee shall reasonably determine. If the deficiency is not cured within such period, or if the Board of Directors or such committee reasonably determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Section 3 in any material respect, then the Board of Directors may reject such stockholder’s nomination. The Secretary of the Corporation shall notify a stockholder in writing whether his nomination has been made in accordance with the time and informational requirements of this Section 3. Notwithstanding the procedure set forth in this paragraph, if neither the Board of Directors nor such committee makes a determination as to the validity of any nominations by a stockholder, the presiding officer of the annual meeting shall determine and declare at the annual meeting whether a nomination was made in accordance with the terms of this Section 3. If the presiding officer determines that a nomination was made in accordance with the terms of this Section 3, he shall so declare at the annual meeting and ballots shall be made available for use at the meeting with respect to such nominee. If the presiding officer determines that a nomination was not made in accordance with the terms of this Section 3, he shall so declare at the annual meeting and such nomination shall be disregarded. If there is an Interested Stockholder, any determinations to be made by the Board of Directors or a designated committee thereof pursuant to the provisions of this paragraph shall also require the concurrence of a majority of the Continuing Directors then in office.

SECTION 4.   Qualification.   Each Director shall have such qualifications as are required by applicable law. To the extent required by law, each Director, when appointed or elected, shall take an oath that he will faithfully perform the duties of his office. Any such oath shall be taken before a notary public or justice of the peace, who is not an officer of the Corporation, and a record of such oath shall be made a part of the records of the Corporation.

SECTION 5.   Resignation.   Any Director may resign at any time by written notice to the Chairman of the Board, the Chief Executive Officer or the Board of Directors. A resignation shall be effective when accepted by the Board of Directors.

SECTION 6.   Removal.   Any Director may be removed from office as provided in the Articles of Organization.

SECTION 7.   Vacancies.   Any vacancy occurring on the Board of Directors as a result of resignation, removal, death or increase in the authorized number of Directors may be filled by vote of a majority of the remaining Directors (unless there is an Interested Stockholder, in which case the affirmative vote of a majority of the Continuing Directors shall also be required). A Director elected to fill such a vacancy shall be elected to serve for the remainder of the full term of the class of Directors in which the vacancy occurred or the new directorship was created and until such director’s successor has been elected and qualified.

SECTION 8.   Compensation.   The members of the Board of Directors and the members of either standing or special committees shall receive such compensation as the Board of Directors may determine. Directors who are also employees of the Corporation shall not receive compensation for serving on the Board of Directors.

SECTION 9.   Regular Meetings.   A regular meeting of the Board of Directors shall be held without other notice than this By-Law on the same date and at the same place as the annual meeting of shareholders; provided, however, if the Board of Directors is unable to meet at this time, then any business that it would have taken up at such meeting may be completed at its next regularly scheduled meeting or, at the discretion of the Board, at an earlier-called special meeting following such annual meeting of shareholders. The Board of Directors may provide the hour, date and place for the holding of regular meetings by resolution without other notice than such resolution. The Board of Directors shall meet at least once in each calendar quarter at a place or places fixed from time to time by the Board of Directors, the Chairman of the Board or the Chief Executive Officer.

SECTION 10.   Special Meetings.   Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the Chief Executive Officer or a majority of the Directors, unless there is an Interested Stockholder, in which case by a majority of the Continuing Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the hour, date and place for holding a special meeting.

SECTION 11.   Notice of Special Meetings.   Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each Director by the Secretary or an Assistant Secretary, or in the case of the death, absence, incapacity or refusal of such persons, by the officer or one of the Directors calling the meeting. In any case, it shall be deemed that sufficient notice has been given to a Director if notice is delivered to such Director at least forty-eight (48) hours before the meeting, which notice may be delivered by mail or personal hand delivery, by telegram or confirmed telex, by facsimile or other electronic transmission if actual receipt by the Director is confirmed, or by telephone if delivered by phone directly to the Director or if actual receipt by the Director of any message left by phone is confirmed, or such Director has actual knowledge of the date, time and place of a meeting at least forty-eight (48) hours before the meeting. Mail or telegram notices shall be addressed to a Director at the Director’s usual or last known business or residence address. Notices given by telex, facsimile or other electronic transmission or by telephone shall be addressed to a Director and transmitted to the Director’s usual or last known business or residence telex number, fax number, electronic message address or telephone number. When any Board of Directors meeting, either regular or special, is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the hour, date or place of any meeting adjourned for less than thirty days or of the business to be transacted thereat, other than an announcement at the meeting at which such adjournment is taken of the hour, date and place to which the meeting is adjourned. A written waiver of notice executed before or after a meeting by a Director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because such meeting is not lawfully called or convened. Unless otherwise require by law, the Articles of Organization or these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 12.   Quorum.   A majority of the number of Directors then in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than a quorum is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 11 of this Article III. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present.

SECTION 13.   Action at a Meeting.   The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is prescribed by law, by the Articles of Organization or by these By-Laws.

SECTION 14.   Action by Consent.   Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if a written consent thereto is signed, or delivered to the Corporation by electronic transmission, by all the Directors and such written or electronically transmitted consent is filed with the records of the meetings of the Directors. Such consent shall be treated as a vote at a meeting for all purposes. Such consents may be executed in one or more counterparts or electronically delivered in individual transmissions from each of the Directors, including any combination thereof so long as a consent is properly delivered by each Director, and, with respect to signed counterparts, not every Director need sign the same counterpart.

SECTION 15.   Presumption of Assent.   A director of the Corporation who is present at a meeting of the Board of Directors at which action on any Corporation matter is taken shall be presumed to have assented to the action taken unless his dissent or abstention shall be entered in the minutes of the meeting or unless he shall file a written dissent to such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation within five days after the date a copy of the minutes of the meeting is received. Such right to dissent shall not apply to a Director who voted in favor of such action.

SECTION 16.   Committees.   The Board of Directors may, by resolution adopted by a majority of the Board of Directors, designate one or more committees, including without limitation an executive committee, each committee to consists of not fewer than three members elected by the Board of Directors from among its members. The Board of Directors may delegate to an executive committee or such other committees some or all of its powers except those which by law, by the Articles of Organization or by these By-Laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-Laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time, subject to applicable law. Any committee to which the Board of Directors delegates any of its powers or duties shall keep written records of its meetings and shall report its actions to the Board of Directors. The Board of Directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

SECTION 17.   Manner of Participation.   Members of the Board of Directors or of committees elected by the Board pursuant to Section 16 of this Article III may participate in meetings of the Board or of such committees by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person for all purposes with respect to any such meeting.

ARTICLE IV
OFFICERS

SECTION 1.   Enumeration.   The officers of the Corporation shall consist of a President, a Treasurer, a Secretary and such other officers, including, without limitation a Chairman of the Board, a Vice Chairman, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer and one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine to be necessary or appropriate for the management of the Corporation.

SECTION 2.   Appointment.   The Chairman of the Board, the Vice Chairman, the President, the Treasurer, the Secretary and all officers of the level of Vice President and above shall be appointed by the Board of Directors at the meeting of the Board of Directors held on the same date and at the same place as the annual meeting of the shareholders or at such other regularly scheduled or special meeting following such annual meeting as contemplated by Section 9 of Article III above. All other officers of the Corporation may be appointed by the Board of Directors or the Chief Executive Officer at such time and from time to time as the Board or the Chief Executive Officer, as the case may be, shall deem to be necessary or appropriate.

SECTION 3.   Qualification.   Any two or more offices may be held by any one person. Any officer may be required by the Board of Directors to give bond for the faithful performance of his duties in such amount and with such sureties as the Board of Directors may determine.

SECTION 4.   Tenure.   All officers shall hold office from the date of their respective appointments until the first meeting of the Board of Directors following the next annual meeting of shareholders, or for such shorter terms as the Board of Directors or the Chief Executive Officer, if an officer is appointed by the Chief Executive Officer, may fix at the time such officers are chosen. Any officer may resign at any time by written notice to the Chairman of the Board, the Chief Executive Officer or the Board of Directors. Such resignation shall be effective upon receipt unless the resignation otherwise provides. Appointment of an officer, employee or agent shall not of itself create contract rights. The Board of Directors may, however, authorize the Corporation to enter into an employment contract with any officer in accordance with law, but no such contract right shall impair the right of the Board of Directors to remove any officer at any time in accordance with Section 5 of this Article IV.

SECTION 5.   Removal.   The Board of Directors may remove any officer with or without cause by a vote of a majority of the entire number of Directors then in office; provided, however, that if at the time of such action there is an Interested Stockholder, such action shall in addition require a majority vote of the Continuing Directors then in office; and further provided, however, that such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the persons involved. If an officer has been appointed by the Chief Executive Officer, then such officer may also be removed with or without cause by the Chief Executive Officer.

SECTION 6.   Absence or Disability.   In the event of the absence or disability of any officer, the Board of Directors or the Chief Executive Officer, if such officer has been appointed by the Chief Executive Officer, may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 7.   Vacancies.   Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors or, if such vacancy is with respect to an office that may otherwise be filled by appointment by the Chief Executive Officer, by the Chief Executive Officer.

SECTION 8.   Chief Executive Officer.   The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general supervision and control of the Corporation’s business.

SECTION 9.   Chairman and Vice Chairman.   The Chairman of the Board of Directors shall preside, when present, at all meetings of the Board of Directors and of the Corporation’s stockholders. If the Chairman of the Board is absent from any meeting of the Board of Directors, then the Vice Chairman shall preside at such meeting of the Board of Directors. If both the Chairman of the Board and the Chief Executive Officer are absent from any meeting of the stockholders, then the Vice Chairman shall preside at such meeting of the stockholders. The Chairman of the Board and the Vice Chairman may also have such other powers and perform such other duties, if any, as the Board of Directors may from time to time designate.

SECTION 10.   The President.   Unless the Board of Directors shall otherwise provide, the President shall serve in the capacity of Chief Executive Officer. If the President does not serve in such capacity, then the President shall have such powers and perform such duties as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 11.   Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Treasurer and Other Officers.   Any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer and any other officers whose powers and duties are not otherwise specifically provided for herein shall have such powers and shall perform such duties as are customarily incident to such office and as the Board of Directors or the Chief Executive Officer may from time to time designate.

SECTION 12.   Secretary and Assistant Secretaries.   The Secretary or, in the absence of the Secretary, any Assistant Secretary shall keep a record of the meetings of shareholders and a record of the meetings of the Board of Directors. Otherwise a Temporary Secretary designated by the person presiding at the meeting shall perform the Secretary’s duties. Unless the Board of Directors shall otherwise designate, the Secretary shall also serve as the Corporation’s registered agent for all purposes required by law.

ARTICLE V
CAPITAL STOCK

SECTION 1.   Certificates of Stock.   Unless otherwise provided by the Board of Directors, each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed either manually or in facsimile by (i) the Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President and (ii) the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. In case any officer who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

SECTION 2.   Transfers.   Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefore properly endorsed or accompanied by a written assignment and power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

SECTION 3.   Record Holders.   Except as otherwise required by law, by the Articles of Organization or by these By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws. It shall be the duty of each stockholder to notify the Corporation of his post office address.

SECTION 4.   Record Date.   The Board of Directors may fix in advance a time of not more than seventy (70) days before the date of any meeting of the shareholders as the date for the payment of any dividend or the making of any distribution to shareholders or the last day on which the consent or dissent of shareholders may be effectively expressed for any purpose, as the record date for determining the shareholders having the right to notice of and to vote at such meeting, and any adjournment thereof, or the right to receive such dividend or distribution or the right to give such consent or dissent. In such case, only shareholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the Corporation after the record date. Without fixing such record date, the Board of Directors may for any of such purposes close the transfer books for all or any part of such period. If no record date is fixed and the transfer books are not closed, (a) the record date for determining shareholders having the right to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, and (b) the record date for determining shareholders for any other purpose shall be at the close of business on the date on which the Board of Directors acts with respect thereto.

SECTION 5.   Replacement of Certificates.   In case of the alleged loss, destruction or mutilation of a certificate of stock, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

SECTION 6.   Issuance of Capital Stock.   Except as provided by law, the Board of Directors shall have the authority to issue or reserve for issue from time to time the whole or any part of the capital stock of the Corporation which may be authorized from time to time, to such persons or organizations, for such consideration, whether cash, property, services or expenses and on such terms as the Board of Directors may determine, including, without limitation, the granting of options, warrants or conversion or other rights to subscribe to said capital stock.

SECTION 7.   Dividends.   Subject to applicable law, the Articles of Organization and these By-Laws, the Board of Directors may from time to time declare, and the Corporation may pay, dividends on shares of its capital stock entitled to dividends.

ARTICLE VI
INDEMNIFICATION

SECTION 1.   Definitions.   For purposes of this Article: (a) “Officer” means any person who serves or has served as a Director of the Corporation or in any other office filled by appointment by the Board of Directors and any heirs or personal representatives of such person; (b) “Non-Officer Employee” means any person who serves or has served as an employee of the Corporation but who is not or was not an Officer and any heirs or personal representatives of such person; (c) “Proceeding” means any action, suit or proceeding, whether civil, criminal, derivative, administrative or investigative, brought or threatened in or before any court, tribunal, administrative or legislative body or agency and any claim which could be the subject of a Proceeding; and (d) “Expenses” means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees or other disbursements reasonably incurred in a Proceeding.

SECTION 2.   Officers.   Except as provided in Sections 4 and 5 of this Article VI, each Officer of the Corporation shall be indemnified by the Corporation against all Expenses incurred by such Officer in connection with any Proceedings in which such Officer is involved as a result of serving or having served (a) as an Officer or employee of the Corporation; (b) as a director, officer or employee of any corporation, organization, partnership, joint venture, trust or other entity the majority of the equity of which is owned by the Corporation; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Board of Directors.

SECTION 3.   Non-Officer Employees.   Except as provided in Sections 4 and 5 of this Article VI, each Non-Officer Employee of the Corporation may, in the discretion of the Board of Directors, be indemnified against any or all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served (a) as a Non-Officer Employee of the Corporation; (b) as a director, officer or employee of any corporation, organization, partnership, joint venture, trust or other entity the majority of the equity of which is owned by the Corporation; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Corporation.

SECTION 4.   Service at the Request or Direction of the Board of Directors.   No indemnification shall be provided to an Officer or Non-Officer Employee with respect to serving or having served in any of the capacities described in Section 2(c) or 3(c) above unless the following two conditions are met: (a) such service was requested or directed in each specific case by vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, and (b) the Corporation maintains insurance coverage for the type of indemnification sought. In no event shall the Corporation be liable for indemnification under Section 2(c) or 3(c) for any amount in excess of the proceeds of insurance received with respect to such coverage as the Corporation in its discretion may elect to carry. The Corporation may but shall not be required to maintain insurance coverage with respect to indemnification under Section 2(c) or 3(c) above. Notwithstanding any other provision of this Section 4, the Board of Directors may provide an Officer or Non-Officer Employee with indemnification under Section 2(c) or 3(c) above as to a specific Proceeding even if one or both of the two conditions specified in this Section 4 have not been met and even if the amount of the indemnification exceeds the amount of the proceeds of any insurance which the Corporation may have elected to carry, provided that the Board of Directors in its discretion determines it to be in the best interests of the Corporation to do so.

SECTION 5.   Good Faith.   Notwithstanding the foregoing, indemnification shall be provided to an Officer pursuant to Section 2 above or may be provided to a Non-Officer Employee pursuant to Section 3 above only with respect to a matter as to which such person shall have been adjudicated in a Proceeding to have satisfied the following relevant standard of conduct: (i) such person acted in good faith; (ii) such person reasonably believed that his conduct was in or at least not opposed to the best interests of the

Corporation; and (iii) in the case of any criminal proceeding, such person had no reasonable cause to believe that his conduct was unlawful. In the event that a Proceeding is compromised or settled on any basis, or if the Officer or Non-Officer Employee otherwise enters a plea of nolo contendere in such Proceeding, or if there shall otherwise not be any adjudication in such Proceeding as to the Officer’s or Non-Officer Employee’s relevant standard of conduct, then whether or not indemnification shall be provided to said Officer pursuant to Section 2 above or may be provided to said Non-Officer Employee pursuant to Section 3 above with respect to a matter shall depend upon the determination of whether such person satisfied the foregoing relevant standard of conduct to be made in accordance with the following sentence. The determination shall be made by a majority vote of those Directors who are not involved in such Proceeding; provided, however, if more than half of the Directors are involved in such Proceeding, the determination shall be made by a majority vote of a committee of three disinterested Directors chosen by the disinterested Directors at a regular or special meeting; and provided further, however, if there are less than three disinterested Directors, the determination shall be based upon the opinion of the Corporation’s regular outside counsel, unless such counsel has been involved in any way in such Proceeding or in any matter that is the subject of or otherwise related in any way to such Proceeding, in which case the determination shall be based upon the opinion of an independent outside counsel that has no such prior involvement in the Proceeding or any related matter. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere, shall not, of itself and without an accompanying determination as to whether the Officer or Non-Officer Employee has satisfied the relevant standard of conduct as provided herein, be determinative as to whether or not such Officer or Non-Officer Employee satisfied the relevant standard of conduct described in this Section 5.

SECTION 6.   Prior to Final Disposition.   To the extent authorized by the Board of Directors, by the committee of Directors referred to in Section 5 of this Article VI or by the opinion of the counsel referred to in such Section 5, any indemnification provided for under this Article VI may include payment by the Corporation of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by the Officer or Non-Officer Employee seeking indemnification to repay such payment if such Officer or Non-Officer Employee shall be adjudicated or determined to be not entitled to indemnification under this Article VI.

SECTION 7.   Insurance.   The Corporation may purchase and maintain insurance to protect itself and any Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Officer or Non-Officer Employee, or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of this Article VI.

SECTION 8.   Other Indemnification Rights.   Nothing in this Article VI shall limit any lawful rights to indemnification existing independently of this Article VI.

SECTION 9.   Merger or Consolidation.   If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article VI with respect to any Proceeding arising out of or relating to any actions, transactions or facts occurring at or prior to the date of such merger or consolidation.

SECTION 10.   Savings Clause.   If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each indemnitee as to any expenses (including reasonable attorneys’ fees), judgments, fines, liabilities, losses, and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

SECTION 11.   Subsequent Legislation.   If the Massachusetts General Laws are amended after adoption of this Article VI to expand further the indemnification permitted to an indemnitee, then the Corporation shall indemnify all such persons to the fullest extent permitted by the Massachusetts General Laws, as so amended.

ARTICLE VII
MISCELLANEOUS PROVISIONS

SECTION 1.   Amendment of By-Laws.   These By-Laws may be adopted, altered, amended, changed or repealed as provided in the Articles of Organization.

SECTION 2.   Fiscal Year.   Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall be the twelve months ending December 31 or on such other date as may be required by law.

SECTION 3.   Seal.   The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 4.   Execution of Instruments.   All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without Board of Directors’ action may be executed on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors or the Executive Committee may authorize.

SECTION 5.   Voting of Securities.   Unless otherwise provided by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer or the Treasurer may waive notice of and act on behalf of the Corporation, or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of shareholders of any other organization, any of whose securities are held by the Corporation. Any person or persons authorized or otherwise designated in the manner provided herein shall have full right, power and authority to vote any shares of stock issued by another corporation in the name of the Corporation.

SECTION 6.   Articles of Organization.   All references in these By-Laws to the Articles of Organization shall be deemed to refer to the Articles of Organization of the Corporation, as may be amended and/or restated and otherwise in effect from time to time.

SECTION 7.   Registered Office.   Unless the Board of Directors shall otherwise designate, the Corporation’s principal place of business shall also serve as the Corporation’s registered office for all purposes required by law.